Exhibit 10.49

240 Greenwich Street 15th Floor New York, NY 10286

August 19, 2020

Robin A. Vince

Dear Robin:

We are pleased to offer you employment with The Bank of New York Mellon (the “Bank”), a wholly owned subsidiary of The Bank of New York Mellon Corporation (“BNY Mellon” or the “Company”). You will report to Todd Gibbons, the Chief Executive Officer of the Company, and will be a member of the Company’s Executive Committee (the “Executive Committee”). At the next meeting of the Board of Directors of the Company (the “Board of Directors”), or by written consent thereafter, we will request that you be appointed as a Vice Chairman of the Company and CEO of Market Infrastructure, which appointments shall become effective upon you commencing active employment with the Bank. In addition, at the next meeting of the Board of Directors of the Bank, we will nominate you for appointment as a Vice Chairman of the Bank. As a Vice Chairman and CEO of Market Infrastructure for the Company, you will have the full range of authorities, duties and responsibilities associated with that position. Your principal place of employment will be at the Company’s corporate headquarters, currently located in New York City, but given the COVID-19 pandemic, you will be permitted to work from home or another remote location from time to time as determined by the CEO.

Please see the below details of your offer which is contingent upon the terms and conditions contained herein, including but not limited to, the successful completion of all pre-employment background and reference checks, fingerprinting, and drug testing.
Start Date
We expect your employment to commence on January 29, 2021, or earlier upon mutual agreement by the parties. The date your employment commences is your “Start Date.”
Compensation

As a member of the Company’s Executive Committee, the details of your compensation at the Bank are as follows:

Robin A. Vince
August 19, 2020

Base Salary

You will receive a Base Salary at an annual rate equal to Seven Hundred Fifty Thousand Dollars ($750,000), less applicable tax and payroll deductions.

Incentive Award

Your total annual incentive award target for the performance years ending December 31, 2020 and 2021, shall equal Nine Million Two Hundred Fifty Thousand Dollars ($9,250,000) each year (the “Target Award Amount”). However, for the 2020 performance year, your Target Award Amount shall be prorated based on the number of days (if any) you are actively employed with the Bank during such year (the “2020 Prorated Target Award Amount”). In addition, the actual amount of your incentive award for any given year shall be determined based on performance criteria established by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”) for such year, and will generally be comprised of cash, restricted stock units (“RSUs”), and performance share units (“PSUs”), as determined by the HRCC (the “Actual Incentive Award”); provided however, that with respect to the 2020 performance year, assuming you are actively employed with the Bank during such year, the minimum Actual Incentive Award that will be paid to you will be at least equal to the 2020 Prorated Target Award Amount.

Absent a change in government regulations, with respect to the 2020 and 2021 performance years, thirty percent (30%) of your Actual Incentive Award shall be payable in cash, less applicable tax and deductions, on the date annual incentive compensation is otherwise paid to our Executive Committee for such years, and seventy percent (70%) of such award shall be granted in a form of deferred compensation as determined by the Company, likely comprised of twenty five percent (25%) in the form of RSUs and forty five percent (45%) in the form of PSUs. Following the 2021 performance year, all future incentive awards shall be comprised of a pay mix as determined by the HRCC.

Incentive awards shall be delivered in a combination of an incentive award governed by our Executive Incentive Compensation Plan, which incorporates The Bank of New York Mellon Corporation Discretionary Incentive Compensation Plan (together with any successor plan, the “EICP”), and a long-term equity award granted under, and governed by, BNY Mellon’s Long-Term Incentive Plan (together with any successor plan, the “LTIP”). Any equity awards granted by the Company shall be subject to the terms and conditions of the applicable award agreement and the LTIP.

Your right to accrue and receive dividend equivalents on equity awards will be the same as for similarly situated members of the Executive Committee. For recent equity awards granted to Executive Committee members, dividend equivalents on all unvested RSUs are being accrued and paid out in cash when shares vest.

Any incentive awards shall be subject to, and paid to you in accordance with, the terms and conditions of the EICP, the LTIP and The Bank of New York Mellon Corporation Discretionary Incentive Compensation Plan (“Discretionary Incentive Compensation Plan”), as applicable, and this letter agreement. Any awards paid to you shall also be subject to appropriate tax withholding and deductions.

Robin A. Vince
August 19, 2020

You should read the EICP, the LTIP and the Discretionary Incentive Compensation Plan carefully as they contain, among other things, the requirements you must meet to become eligible to receive incentive and equity awards, as applicable, in addition to the timing and form of payment as well as information regarding the Bank’s right to defer all or a part of a cash award. In the event of a conflict between the terms and conditions of this letter agreement and the EICP, the LTIP or the Discretionary Incentive Compensation Plan, as applicable, the terms and conditions of this letter agreement shall take precedence unless expressly stated otherwise herein.

Sign-On Award

Subject to the terms and conditions contained herein and the Sign-On Award Agreement (the “Sign-On Terms and Conditions”), should you commence active employment with the Bank, you will receive a cash sign-on award in the amount of Five Hundred Thousand Dollars ($500,000), less applicable tax and payroll deductions. The Sign-On Award constitutes a payment that you would not otherwise be entitled to as an employee of the Bank, is not an award or payment for services rendered, and shall be paid to you within thirty (30) days of the next administratively practicable scheduled pay date following your Start Date.

Buyout Awards

Should you commence active employment with the Bank, and subject to the terms and conditions set forth herein, you will be eligible to receive the Cash Buyout Award and the RSU Buyout Award described below in consideration for equity awards from your prior employer that you forfeit as a result of your resignation and commencement of employment with the Bank (collectively, the “Forfeited Awards”).

The RSU Buyout Award shall continue to vest on the dates set forth below and shall not be subject to forfeiture except (1) if your employment is terminated for “Cause” as that term is defined in the Executive Severance Plan (substituting “you” for “the Participant”) described below in more detail or (2) as set forth in Section 5.4 (Forfeiture and Repayment) of the applicable RSU award agreement. The Cash Buyout Award and the RSU Buyout Award constitute payments that you would not otherwise be entitled to as an employee of the Bank and are not an award or payment for services rendered.

Your entitlement to the Cash Buyout Award and RSU Buyout Award is expressly conditioned upon you providing evidence to the Bank within ninety (90) days of your Start Date that the Bank, in its reasonable and good faith discretion, determines adequately demonstrates your actual forfeiture of the Forfeited Awards in the amounts previously represented to the Bank (the “Confirmation Information”). Notwithstanding anything to the contrary contained herein or in any applicable award agreement, if within such ninety (90) day period you fail to provide the Confirmation Information to the Bank, upon reasonable notice by the Bank to you and with a reasonable opportunity afforded to you to cure such failure, you will have no entitlement to the Cash Buyout Award or RSU Buyout Award. In such case, any portion of the Cash Buyout Award or RSU Buyout Award that have been granted to you shall immediately be forfeited and you shall promptly repay any portion of the Cash Buyout Award and RSU Buyout Award that have

Robin A. Vince
August 19, 2020

been paid to you. In addition, notwithstanding anything to the contrary contained herein or in any applicable award agreement, if the Confirmation Information evidences actual forfeiture of the Forfeited Awards in amounts that are less than the amounts previously represented to the Bank (or if any portion of the awards from your prior employer to which the Cash Buyout Award or RSU Buyout Award relate vests prior to or following your Start Date at the Bank), the Cash Buyout Award and RSU Buyout Award shall be reduced by such difference as reasonably determined in good faith by the Bank. Such reduction may include a reduction of the number of RSUs to be granted to you (including by forfeiture if already granted) and the reduction of any Cash Buyout Award to be paid to you (including by your repayment if already paid). The Bank shall notify you of any such forfeiture and/or reduction and you will have a 30-day opportunity to review the circumstances with the Bank in good faith to attempt to come to an understanding about the actual number of Forfeited Awards. If the Forfeited Awards are less than the amounts previously represented to the Bank and you have already been granted the RSUs, then you agree to promptly repay any amounts so requested by the Bank. You agree to promptly notify the Bank if there is a vesting of any portion of the awards from your prior employer to which the Cash Buyout Award or RSU Buyout Award relate.

Cash Buyout Award

The “Cash Buyout Award” will be subject to the terms and conditions of the Cash Buyout Award Agreement attached hereto (the “Buyout Terms and Conditions”) (provided that in the event of a conflict between the terms of this letter agreement and the Buyout Terms and Conditions, the terms of this letter agreement shall control).

Subject to the Buyout Terms and Conditions, the Cash Buyout Award, in a total amount of Three Million Nine Hundred Forty Eight Thousand One Hundred Fifty Nine Dollars ($3,948,159) will be paid to you, less applicable tax and other payroll deductions, within thirty (30) days of the next administratively practicable scheduled pay date following your Start Date, provided that as of such date, you (i) have provided the Bank with sufficient Confirmation Information for the Cash Buyout Award, and (ii) have not been terminated for Cause and/or you have not given notice of the termination of your employment. In the event your Start Date occurs prior to January 17, 2021, then the Cash Buyout Award will be paid to you within thirty (30) days of the next administratively practicable scheduled pay date following January 17, 2021, provided that as of such date, you have satisfied the conditions set forth above.

Equity Buyout Award

Subject to the terms and conditions contained herein, the HRCC has approved a grant to you of 98,337 RSUs in consideration for equity awards from your prior employer that you will forfeit or not receive as a result of your resignation and commencement of employment with the Bank (the “RSU Buyout Award”). The value of the RSU Buyout Award is Three Million Six Hundred Eighteen Thousand Eight Hundred Seventy Three Dollars ($3,618,873), based on BNY Mellon’s standard valuation methodology. The RSU Buyout Award will be granted to you on the first business day of the month following your Start Date provided that as of such date, you have not been terminated for Cause and/or you have not given notice of the termination of your employment. The RSU Buyout Award will be scheduled to vest in accordance with the following schedule:

Robin A. Vince
August 19, 2020

Number of RSUs	Estimated Dollar Value of RSUs*	Vest Date
71,594	$2,634,700	01/17/2022
26,743	$984,173	01/17/2023
*Dollar value is for illustrative purposes only and is calculated as of August 17, 2020 based on 15-day average closing share prices from July 28, 2020 through August 17, 2020. The dollar value of the RSUs is not guaranteed or fixed herein and will fluctuate based on the closing share price.

The RSU Buyout Award will be subject to the terms of the applicable RSU award agreement (the “RSU Buyout Award Agreement”) and the LTIP applicable at the time such award is granted.

In the event of a conflict between the terms and conditions of this offer letter and the RSU Buyout Award Agreement and the LTIP, the terms and conditions of this offer letter shall take precedence.

Future Buyout Awards

The Bank expects you to comply with all relevant post-employment restrictions from your prior employer, the Goldman Sachs Group, Inc., including any such restrictions contained in equity awards you previously received (the “Goldman Equity Awards”). However, in the event you forfeit (1) any “Outstanding RSUs” as that term is defined in the Goldman Equity Awards more than ninety (90) days following your Start Date solely as a result of your accepting employment with the Bank; or (2) “Shares at Risk,” as that term is defined in the Goldman Equity Awards solely as a result of (i) your accepting employment with the Bank; or (ii) any action by you that (x) occurs for the first time during your employment with the Bank; and (y) was explicitly directed by the Bank in writing (each a “Qualifying Forfeiture Event”), then the Bank shall replace such forfeited Outstanding RSUs or Shares at Risk, whichever is applicable, (the value of which shall be determined using the Bank’s standard valuation methodology) with RSUs, PSUs, or other forms of equity or deferred compensation, subject to such terms and conditions as the Bank may determine (the “Replacement Shares”). The Bank shall only be obligated to issue Replacement Shares in the event (i) at the time of issuance you are actively employed by the Bank, have not been terminated for Cause and/or have not given notice of the termination of your employment, and (ii) have provided evidence to the Bank within ninety (90) days following forfeiture of the Outstanding RSUs or Shares at Risk, whichever is applicable, that the Bank in its reasonable and good faith discretion, determines adequately demonstrates (x) your actual forfeiture of the Outstanding RSUs or Shares at Risk in the amounts represented by you to the Bank; and (y) that such forfeiture resulted solely as a result of a Qualifying Forfeiture Event. The Bank shall notify you of any proposed determination it may make related to a denial of the Replacement Shares or a reduction in the number of Replacement Shares than you proposed based on the Qualifying Forfeiture Event prior to any final determination, and you will have a thirty (30) day opportunity to review the circumstances with the Bank in good faith to attempt to come to an understanding about the issuance of the Replacement Shares. The Bank will consider these circumstances and your input in

Robin A. Vince
August 19, 2020

good faith. Replacement Shares shall continue to vest on the dates set forth in the Goldman Equity Awards and shall not be subject to forfeiture except (1) if your employment is terminated for Cause or (2) as set forth in Section 5.4 (Forfeiture and Repayment) of the applicable award agreement.

Severance

The Company maintains an Executive Severance Plan (together with its amendments and successor plans, the “Severance Plan”) for members of the Executive Committee. You will be recommended for appointment as a participant in the Severance Plan by the HRCC, which appointment shall become effective upon your commencement of active employment with the Bank. A copy of the Severance Plan is attached. If for any reason, you are not recommended for appointment or you otherwise fail to be approved for participation in the Severance Plan at a time when you would otherwise have been eligible for benefits under the Severance Plan, then you shall be entitled to such severance benefits as are set forth in the Severance Plan as if you were a participant therein (subject to the limitations and terms and conditions of such Severance Plan) under the terms of this letter agreement.

Special Vesting Terms

The Sign-on Award, Cash Buyout Award, Equity Buyout Award, and the Replacement Shares, shall all vest in accordance with the terms set forth above in this letter agreement. With respect to any RSUs or PSUs awarded to you by the Company (other than any RSUs or PSUs awarded as part of the Sign-on Award, Cash Buyout Award, Equity Buyout Award, and the Replacement Shares) prior to your attainment of age fifty-five (55) (collectively, the “Covered Awards”), the following special vesting terms shall apply to the Covered Awards and shall control in the event of any conflict with the vesting terms and conditions contained in the applicable award agreement, the EICP, the LTIP, or the Discretionary Incentive Compensation Plan.

In the event that (x) prior to your attainment of the age of 55 either (i) your employment is terminated by the Bank without Cause, (ii) you and the Bank mutually agree to terminate your employment with the Bank, or (iii) you resign from your employment for Limited Good Reason (as defined below) and (y) you execute and do not revoke a reasonable and customary Transition/Separation Agreement and Release (as defined in the applicable award agreement) reasonably acceptable to the Bank and delivered by the Bank to you promptly following your termination of employment, then under any such circumstance, the Covered Awards (to the extent that such awards and benefits have not been already paid to you or you are not fully vested in such awards or benefits at the time of such termination) shall continue to vest as if your employment continued and otherwise according to their terms and conditions (the “Special Vesting Terms”). All other terms and conditions contained in the applicable award agreements, the EICP, the LTIP, or the Discretionary Incentive Compensation Plan that are not inconsistent with the foregoing shall remain in full force and effect.

For purposes of this letter agreement only, “Limited Good Reason” means the occurrence, without your prior written consent, and which circumstance(s) are not cured by the Bank within thirty (30) days after receipt of a written notice from you describing the

Robin A. Vince
August 19, 2020

circumstances that constitute Limited Good Reason, of any material and adverse change in your duties, responsibilities, seniority or scope of your role with the Bank, except as required by law, rule or regulation. If you do not provide written notice to the Bank within forty-five (45) days after the initial existence of any event constituting Limited Good Reason has occurred and terminate your employment within ten (10) business days following the end of the thirty (30) day cure period (if the event constituting Limited Good Reason has not been cured during that period), that event will no longer constitute Limited Good Reason. Your right to terminate employment for Limited Good Reason shall not be affected by your incapacity due to mental or physical illness and your continued employment through the above-mentioned forty-five (45) day notice or thirty (30) day cure periods shall not constitute consent to, or a waiver of rights with respect to, any other event or condition constituting Limited Good Reason.

Reimbursement of Your Legal Fees

Subject to your commencement of employment with the Bank, the Bank will reimburse you promptly following the Start Date for the reasonable and documented legal fees actually incurred by you in connection with your retention of expert counsel to perform legal review, drafting and negotiation of this letter agreement and your compensation package on your behalf up to a maximum of Thirty Thousand Dollars ($30,000).

Special Rules Applicable to Executive Committee Members

As a member of the Executive Committee, you also will be covered under the Company's stock ownership and retention guidelines. The stock ownership guidelines generally require that you own an amount of stock valued at four times your base salary (plus, for administrative purposes, an additional amount of stock equal to your base salary). You will have five years to attain your stock ownership guideline and will be prohibited from selling or transferring Company stock to a third party until you do so. The stock retention guideline includes the requirement that you retain 50% of the net after-tax shares from Company equity awards through one year from the date they vest. Our Executive Compensation team will provide you with additional information about these guidelines after you start.

Legal/Regulatory Requirements

If any payment or other obligation under this letter agreement or any agreement or applicable benefit or incentive or commission plan is in conflict with any applicable legal or regulatory requirement then the Company may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent the Company deems necessary or appropriate, in its sole discretion, to effect such compliance.  Further, each of the Discretionary Incentive Compensation Plan, the individual equity award agreements(s) and individual deferred cash award agreement(s) contain clawback and forfeiture provisions that give the Company the right to cancel and/or require the repayment of the awards under specified circumstances.

Robin A. Vince
August 19, 2020

Covered Employees

The Federal Reserve Board (FRB) has issued "Guidance on Sound Incentive Compensation Policies" to help ensure incentive compensation policies of regulated institutions do not encourage imprudent risk-taking and are consistent with the safety and soundness of the institution.  Your position will be considered that of a “Covered Employee” under the FRB's Guidance.  The forfeiture, clawback, risk adjustment or other similar provisions of your awards will be consistent with those applicable to other similarly situated Covered Employees of the Bank. We encourage you to speak directly with Dan Gluckman, Human Resources - Executive Programs and Governance, to discuss the FRB’s Guidance in more detail.

It is understood and agreed that if any payment or other obligation under this letter or the applicable plan is in conflict with any U.S. federal, state or local or other applicable law (including without limitation, any regulations and interpretations thereunder), then the Bank may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance.

Section 16 Employees

We expect you to be designated by the Company’s Board of Directors as an “executive officer” subject to Section 16 of the Securities Exchange Act of 1934 and Regulation O of the Federal Reserve Act. You will be subject to the entirety of the Company’s Policy on Trading in Company Securities by Corporate Insiders as well as our policy concerning Regulation O officers (see attached policies). Our Corporate Secretary’s Office will provide you with further information in the event you are so designated.

Section 409A

The provisions of this letter are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which was enacted as part of the American Jobs Creation Act of 2004 (“Section 409A”). If the Bank determines that any amount payable to you would fail to satisfy any applicable requirement of Section 409A and trigger the additional tax and/or penalties or interest imposed by Section 409A, the provisions of this letter shall be applied, modified, and/or amended to be in compliance with Section 409A and avoid such additional tax penalties or interest, and preserve the intended amounts and benefits payable to you. Compliance with Section 409A may include, without limitation, delaying the payment of payments and benefits to “specified employees” under Section 409A until the first day following the six (6) month anniversary of the date of the termination of your employment

Pre-Employment Actions

I’d like to draw your attention to some immediate actions related to your accepting this offer of employment with the Bank.

Robin A. Vince
August 19, 2020

Non-Solicitation Obligations

You will be required to execute the enclosed Confidentiality, Notice and Non-Solicitation Obligations Agreement (“Non-Solicitation Agreement”). We recommend that you review this agreement with an attorney. Please sign and return the original on or before your Start Date.
BNY Mellon Personal Securities Trading Policy

Enclosed is the BNY Mellon Personal Securities Trading Policy.  When reviewing this policy, please be aware that your position is classified as an “Insider Risk Employee.” Further, all U.S. based employees are required to maintain brokerage accounts only at specific broker-dealers that have been approved by The Bank of New York Mellon Corporation. This includes accounts owned by you both directly and indirectly. A current list of approved broker-dealers is enclosed.

Fingerprinting and Background Checks

It is the policy of BNY Mellon to fingerprint all employees of our entities that are regulated by the Federal Deposit Insurance Act and/or the Securities Exchange Act of 1934. You are required to have your fingerprints taken as soon as reasonably practicable following your acceptance of this offer of employment. We will also conduct standard background and reference checks.

Drug Free Workplace

As part of our commitment to a drug free workplace, you are required to take a drug test within two business days of verbally accepting this offer of employment, or as soon as practicable given the restrictions due to the pandemic. As discussed, you will receive an email notification from First Advantage, our background screening partner, with instructions regarding drug testing.

The Volcker Rule and Covered Funds

The Volcker Rule places restrictions on BNY Mellon and its employees, including their Immediate Family Members (see definition below), from investing or retaining ownership in Covered Funds (see definition below) that BNY Mellon sponsors or advises, unless the employee directly provided Qualified Services (see definition below) to the Covered Funds at the time of investment. You should also be aware that holdings of Covered Funds over which you have indirect ownership or control will generally be attributed to you. Generally, Covered Funds under the Volcker Rule fall into three categories:

•Hedge Funds, Private Equity Funds and Venture Capital Funds - these are funds that avoid mutual fund registration under Section 3(c)(1) or 3(c)(7) of the U.S. Investment Company Act because they are offered privately (i.e. not registered) and are either owned by qualified investors or by 100 or fewer accredited investors.

•Foreign Equivalent Funds - these are funds organized and offered outside of the U.S. that would be the foreign equivalent of the above funds (i.e. not registered

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August 19, 2020

•or publically offered).

•Commodity Pools - these are funds unregistered and exempt under U.S. Commodity Futures Trading Commission regulations.

Once you become an employee of BNY Mellon, you may access the list of BNY Mellon sponsored/advised funds on our internal website.

Although this is a U.S. rule, it applies to our activities and employees globally. As an employee of BNY Mellon if you did not provide Qualified Services to a Covered Fund that BNY Mellon sponsored or advised at the time of your investment, you will be required to liquidate the investment (of the employee and Immediate Family Members). “Qualified Services” mean investment advice or investment management services to the Covered Fund or services that enable the provision of investment advice or investment management, such as oversight and risk management, deal origination, due diligence, administrative or other support services.

As used herein, the phrase “Immediate Family Members” includes an employee’s spouse, domestic partner and unemancipated children (including stepchildren, foster children, sons-in-law or daughters-in-law), whether or not they live in the same household as the employee. In addition, “Immediate Family Members” also includes the following relatives who are living within the same household as the employee: children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters).

Starting at BNY Mellon

Here are some things to expect once you join BNY Mellon:

Orientation

All new employees participate in a general orientation session. We will work with you to schedule a time for a member of the Human Resources Department to sit with you, individually, to conduct this session.

By federal law, you must be prepared to produce documents on your first day of employment to prove your identity and employment eligibility in the United States. A list of acceptable documents is enclosed. If you are unable to produce the required documentation within three business days of your start date, your employment cannot continue.

Benefits Information

Enclosed is a summary of benefit coverage for which you are currently eligible. Detailed
Information about our benefit plans, including our 401(k) and Flexible Benefit Plan, will be discussed during your orientation session. Please note that all existing benefit programs are subject to review, modification, or amendment by the Company at its discretion. You

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August 19, 2020

will be eligible to elect other available health, life and AD&D coverage in addition to the coverage that is provided automatically.

Based on the level of your position, you will be eligible for four (4) weeks of vacation per year, which will be subject to the Company’s applicable Vacation Policy and Consecutive Weeks Vacation/Absence Policy, each as may be amended from time to time.

Additional Information

New York State requires additional information regarding your pay be given to you as part of your offer of employment. Please review the enclosed materials carefully.

Some states require additional information be given to you as part of this offer of employment.  Please review all of the enclosures carefully, as they may contain information specific to your state.

While we have every expectation that you will have a successful career with us, your employment with BNY Mellon, its subsidiaries, affiliates, successors, related companies and assigns is “at will,” and the employment relationship may be terminated at any time by you or the Company with or without cause.  Accordingly, nothing in this offer letter should be construed as creating a contract of employment for a specified period of time.  All compensation, benefits, and other terms of employment, including but not limited to your reporting line, are subject to change from time to time as BNY Mellon or the Company may determine in its sole discretion, subject to your right to terminate your employment for Limited Good Reason if any such actions are within the scope of such definition under this letter agreement.  Please note that this offer letter supersedes any and all prior or contemporaneous offers, agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter agreement or your employment with the Company.

By signing this offer letter you also affirm that you have read and understand BNY Mellon’s Code of Conduct, a copy of which is enclosed, and agree as a condition of employment to comply with BNY Mellon’s Code of Conduct, as amended and revised from time to time. You further understand that you can access BNY Mellon’s Code of Conduct via the Internet at https://www.bnymellon.com/us/en/investor-relations/employee-code-of-conduct.jsp, and through the Company’s Intranet once you begin employment.

This offer is contingent upon your eligibility to work in the United States; the timely taking of, and your successfully passing, a drug test; the successful and favorable completion of the background and reference check and fingerprint record, including any updated background and fingerprint checks; and you having obtained and maintained the necessary licenses, accreditations, certificates, permissions or registrations which may be necessary for you to perform your job.  This offer is also contingent upon the representation that you are not subject or party to any agreement, understanding or undertaking that would prevent or restrict you from performing your duties with BNY Mellon and the Company or working with or on behalf of any BNY Mellon and Company customers; or would constitute a conflict of interest or be in violation of the BNY Mellon Code of Conduct.  Finally, this offer is contingent upon your execution and return of the Non-Solicitation Agreement on or prior to your first day of employment with the Company

Robin A. Vince
August 19, 2020

and the representation that your employment with BNY Mellon does not violate any agreement, understanding or undertaking with any prior employer.

Robin, we are confident that you will make a significant contribution to BNY Mellon and are pleased you will be joining us. If you have any questions, please let me know.

Sincerely yours,

/s/ Jolen Anderson
Jolen Anderson
Global Head of Human Resources

AGREED TO AND ACCEPTED:

/s/ Robin A. Vince
Robin A. Vince

Date:    Aug. 20, 2020

Enclosures:

Executive Incentive Compensation Plan
Long-Term Incentive Plan
The Bank of New York Mellon Corporation Discretionary Incentive Compensation Plan
Sign-On Award Agreement
Cash Buyout Award Agreement
Executive Severance Plan
Section 16 and Regulation O Policies
Confidentiality, Notice, and Non-Solicitation Obligations Agreement
Personal Securities Trading Policy
Benefits Summary
List of Acceptable Documents for Employment Eligibility
New York State Notice and Acknowledgement of Pay Rate and Payday
Code of Conduct